Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (“Agreement”) is dated as of             , 20    , and is by and among TRI COUNTIES BANK, a California banking corporation having its principal place of business at 63 Constitution Drive, Chico, California 95973, TRICO BANCSHARES, a California corporation (“TriCo”), and                     (“Employee”).

WHEREAS, Tri Counties Bank desires to retain and assure Employee’s services and loyalty during any pending Change of Control, as defined herein, and is willing to provide severance benefits in excess of its regular severance benefits in such event;

WHEREAS, Employee desires to continue in the employ of Tri Counties Bank under the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. TERM OF AGREEMENT. Unless sooner terminated pursuant to the provisions of Section 5 hereof, the initial term of this Agreement shall be for twelve (12) months. On each one-year anniversary of this Agreement thereafter, this Agreement shall automatically renew for an additional one (1) year period, unless terminated by either party ninety (90) days prior to such anniversary date; provided, however this Agreement may not be terminated pursuant to this Section 1 at any time there is a pending or threatened “Change of Control” (as defined herein).

2. DUTIES OF EMPLOYMENT. Employee hereby agrees to devote his full and exclusive time and attention to the business of Tri Counties Bank, TriCo and their subsidiaries (collectively, “Employer”), to faithfully perform the duties assigned to him by the Board of Directors of Employer consistent with his office, and to conduct himself in such a way as shall best serve the interests of Employer.

3. CHANGE OF CONTROL.

3.1 In the event of a Change of Control of Employer and in the event that, within one year following the Change of Control, either: (i) Employee’s employment is terminated by Employer other than for “cause” as defined in Section 5.2, or (ii) Employee terminates his employment with Employer for “Good Reason,” then, subject to the provisions of this Section 3 and Section 4, Employee shall be entitled to receive as severance payments an amount equal to (a) two times Employee’s base salary at the rate then in effect; plus (b) 200% of the annual bonuses earned by Employee for the last complete calendar year or year of employment, whichever is greater (together, the “Severance Benefit”). Notwithstanding the foregoing, Employer shall be relieved of its obligation to make payment of the Severance Benefit under this Section 3.1 if, at the time it is to make such payment, it is insolvent, in conservatorship or receivership, is in a troubled condition, is operating under a supervisory agreement with any regulatory agency having jurisdiction, has been given a financial soundness rating of “4” or “5,” or is subject to a proceeding to terminate or suspend federal deposit insurance.

3.2 For purposes of this Agreement, “Good Reason” shall mean a substantial and material negative change in Employee’s authority, compensation and/or responsibilities that occurs after or in connection with the Change of Control. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) Employee fails to provide Employer with notice of the occurrence of the event constituting Good Reason within ninety days following the date on which the event first occurs; (ii) Employee fails to provide Employer with a period of at least thirty days from the date of such notice to cure such event prior to terminating his employment for Good Reason; or (iii) Employee fails to terminate his employment within ninety days following the day on which the thirty-day period set forth in the preceding clause (ii) expires or, if earlier, before the first anniversary of the Change of Control.

3.3 For purposes of this Agreement, a “Change of Control” of Employer shall occur:

(a) upon Employer’s knowledge that any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes “the beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of shares representing 40% or more of the combined voting power of the then outstanding securities of Employer; or

(b) upon the first purchase of the common stock of Employer pursuant to a tender or exchange offer (other than a tender or exchange offer made by Employer); or

(c) upon the approval by the stockholders of Employer of a merger or consolidation (other than a merger of consolidation in which Employer is the surviving corporation and which does not result in any reclassification or reorganization of Employer’s then outstanding securities), a sale or disposition of all or substantially all of the assets of Employer, or a plan of liquidation or dissolution of Employer; or

(d) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the stockholders of Employer of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

3.4 As a condition to receiving the Severance Benefit set forth in Section 3.1, Employee shall execute and deliver, within fifty (50) days after Employee’s termination date, a written general release (the “Release”), in the form attached hereto as Exhibit A, in favor of Employer and its direct or indirect subsidiaries, officers, directors, employees and stockholders which arise or may have arisen on or before the date of the Release, and such Release must have become irrevocable by its terms no later than the sixtieth (60th) day after Employee’s termination date. The Severance Benefit shall be payable in twenty-four equal installments following the date of Employee’s termination of employment; provided, however, that the first installment shall be payable to the Employee on the 60th day following his termination date, even if the Release becomes irrevocable before that date, and shall include a catch-up payment covering amounts that would otherwise have been paid during such 60-day period but for the application of this provision.

3.5 Anything in this Agreement to the contrary notwithstanding, prior to the payment of any compensation or benefits payable under Section 3.1 hereof, the certified public accountants of Employer who served as accountants immediately prior to a Change of Control (the “Certified Public Accountants”) shall determine as promptly as practical and in any event within 20 business days following a Change of Control whether any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plans or agreements or otherwise) would more likely than not be nondeductible by Employer for Federal income purposes because of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and if it is, then the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are thereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 3.5, the “Reduced Amount” shall be an amount expressed in present value, which maximizes the aggregate present value of the Agreement Payments without causing any payment to be nondeductible by Employer because of said Section 280G of the Code. The reduction of the Agreement Payments hereunder by the Reduction Amount shall be made by the Employer in such manner as to result in Employee receiving the greatest amount of after-tax benefits hereunder.

If under this Section the Certified Public Accountants determine that any payment would more likely than not be nondeductible by Employer because of Section 280G of the Code, Employer shall promptly give Employee notice to the effect and a copy of the detailed calculation thereof and of the Reduced Amount. For purposes of this Section 3.5, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon Employer and Employee.

3.6 As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Agreement Payments may have been made by Employer, which should not have been made (“Overpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Employee which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Employee to Employer in and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

3.7 Continuing Obligations. The triggering of this Section 3 shall not relieve Employee or Employer of their obligations pursuant to the provisions of Section 4 hereof, which contains independent agreements and obligations.

4. COVENANT TO PROTECT TRADE SECRETS.

4.1 The parties hereto recognize that the services performed and to be performed by Employee are special and unique and that by reason of this employment, Employee will acquire confidential, proprietary and trade secret information of the Employer regarding the strategic plans, business plans, policies, finances, customers and other confidential information relating to the business, operations and affairs of Employer (collectively “Trade Secrets”). Employee hereby agrees not to divulge such Trade Secrets to anyone, either during his/her employment with Employer or for a period of three (3) years following the termination of his/her employment. Employee further agrees that all Trade Secrets, memoranda, notes, records, reports, letters, and other documents made, compiled, received, held, or used by Employee while employed by Employer concerning any phase of the business of Employer shall be Employer’s property and shall be delivered by Employee to Employer on the termination of his employment, or at any earlier time on the request of Employer or the Board of Directors.

4.2 Employee agrees that the restrictions and obligations contained in this Section 4 are reasonable and necessary to protect Employer’s legitimate business interests. Employee and Employer agree that in consideration of the payment of the amounts payable to Employee hereunder, Employee specifically covenants to comply with all of the restrictions and obligations contained in this Section 4 except as otherwise specifically provided for herein. Employee and Employer further agree that they have discussed the restrictions and obligations contained in this Section 4 and stipulate that they are reasonable. Employer’s obligation to provide the Severance Benefit to Employee is conditioned on Employee’s continued compliance in all respects with the restrictions and obligations contained in this Section 4.

5. TERMINATION.

This Agreement is terminable as follows:

5.1 By Employer, upon the voluntary retirement or voluntary resignation of Employee, upon the death of Employee, or upon the termination of Employee for permanent physical or mental disability of Employee. (For purposes hereof, permanent physical or mental disability shall be deemed to have occurred when Employee has been unable, with or without reasonable accommodation, to perform the essential functions of his job duties (i) for a period of six (6) consecutive months or (ii) on 80% or more of the normal working days during any nine (9) consecutive months subject to applicable law.)

5.2 By Employer, effective immediately upon providing Employee with notice of his dismissal, for “cause,” which shall mean:

(a) Employee’s dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for Employer;

(b) Employee’s commission of an act of fraud or bad faith upon Employer;

(c) Employee’s willful misappropriation of any funds or property of Employer; or

(d) Employee’s willful, continued and unreasonable failure to perform his duties or obligations under this Agreement.

5.3 By either party effective upon an anniversary of this Agreement in accordance with and subject to the limitations in Section 1.

6. NO DUPLICATION OF BENEFITS

The payments and benefits under this Agreement are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to Employee upon termination of his employment without Cause or for Good Reason within one year following a Change of Control, and shall be in lieu of any such other payments under any agreement, plan, practice or policy of Employer and its subsidiaries. Accordingly, if Employee is a party to an employment, severance, termination, salary continuation or other or similar agreement with Employer or its subsidiaries, or is a participant in any other severance plan, practice or policy of Employer or its subsidiaries, the Severance Benefit to which Employee is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 6 so long as the reduction provision of such other agreement, plan, practice or policy is applied. The Severance Benefit to which Employee is otherwise entitled shall be further reduced (but not below zero) by (i) any cash payments to which Employee may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act); or (ii) the amount of short-term or long-term disability benefits payable to Employee under any plan, program or arrangement of Employer or its subsidiaries, in the event that the Severance Benefit payable hereunder cannot, by law, reduce the amount of short-term or long-term disability benefits payable to Employee under such plan, program, or arrangement.

7. SECTION 409A

7.1 It is intended that the Severance Benefit payable to Employee pursuant to this Agreement shall be either paid in compliance with, or exempt from, Section 409A of the Code and the regulations promulgated thereunder (collectively, “Section 409A”), and this Agreement should be interpreted and administered in accordance with such intentions. However, Employer does not warrant to Employee that all amounts paid or benefits delivered to him will be exempt from, or paid in compliance with, Section 409A. Employee understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws, and that in no event will Employer be required to pay Employee any “gross up” with respect to any amounts payable by Employee pursuant to Section 409A. Employee acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law.

7.2 In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.3 Notwithstanding anything to the contrary, if and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement upon Employee’s termination of employment shall be made upon Employee’s incurring a “separation of service” within the meaning of Section 409A.

7.4 Notwithstanding anything in this Agreement to the contrary, if Employee is deemed to be a “specified employee” of Employer for purposes of Section 409A, if and to the extent that any portion of the Severance Benefit is subject to Section 409A, such portion shall not be paid to Employee before the date that is six months after Employee’s “separation from service” within the meaning of Section 409A (or, if earlier, the date of Employee’s death). Any portion of the Severance Benefit so delayed shall be paid in a single lump sum without interest at the end of the required delay period.

8. SCOPE OF AGREEMENT: WAIVERS AND AMENDMENTS.

The scope of this Agreement is limited to the specific provisions set forth herein and is not intended to encompass all the terms and conditions of the relationship between Employee and Employer and any and all matters related thereto. The effects of the termination of Employee’s employment under circumstances other than after a Change of Control and as specifically set forth herein shall be subject to the policies of Employer and any other written agreement between Employee and Employer. Neither this Agreement nor any term or condition hereof, including without limitation, the terms and conditions of this Section, may be waived or modified in whole or in part as against Employer or Employee, as the case may be, except by written instrument signed by an authorized officer of Employer and by Employee, expressly stating that it is intended to operate as a waiver or modification of this Agreement, and any such written waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

9. NOTICE.

Any notice hereunder shall be in writing and shall be deemed effective five (5) days after it has been mailed, by certified mail, in the case of Employer addressed to the address above written, or such other address as Employee knows to be the then corporate office of Employer, to the attention of the President of Employer and, in the case of Employee, to Employee’s address as contained in the personnel records of Employer. Either party may from time to time, in writing by certified mail, designate another address, which shall become his or its effective address for the purposes of this Section 9.

10. ENTIRE AGREEMENT.

This Agreement contains the entire understanding of the parties with respect to the terms and conditions set forth herein, and supersedes all prior agreements and understandings relating to the subject matter herein. This Agreement cannot be amended or modified except by a written instrument signed by Employee and the Board of Directors.

11. NO RESTRICTIONS.

Employee hereby represents and warrants that he is not now and will not be subject to any agreement, restriction, lien, encumbrance, or right, title or interest in any one of the foregoing, limiting in any way the scope of this Agreement or in any way inconsistent with this Agreement.

12. ARBITRATION. In consideration of the promises made herein and Employee’s employment with Employer, Employee and Employer agree that all claims arising out of or relating to Employee’s employment, including any action to enforce this Agreement or any action concerning the interpretation and binding effect of this arbitration provision, shall be resolved by binding arbitration. Included within the scope of this arbitration agreement are all disputes, whether based on tort, contract, or statute, including, but not limited to, any claims for discrimination, harassment, or retaliation, whether based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other local, state or federal law, claims for wages or compensation, claims based in equity, and/or claims for any wrongdoing whatsoever. This agreement to arbitrate covers any claims Employee may have against Employer, its principals, owners, shareholders, partners, officers, directors or employees. This agreement to arbitrate expressly does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law. The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules which may be found at http://www.adr.org/sp.asp?id=32904. Employee acknowledges that he/she has been provided a copy of the AAA rules contemporaneously herewith. Employer shall pay the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the AAA rules. Each party in the arbitration shall bear his/her/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The parties agree that the arbitration will be held in [city], California. This agreement to arbitrate does not cover any claims that cannot be subject to mandatory arbitration including claims for workers’ compensation, unemployment compensation benefits, and applications for provisional remedies pursuant to Cal. Code Civ. Proc. section 1281.8, and any other claims that by law cannot be subject to mandatory arbitration.

EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE IS WAIVING HIS/HER RIGHTS TO BRING CLAIMS COVERED BY THIS ARBITRATION AGREEMENT TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

13. NOT A CONTRACT OF EMPLOYMENT

This Agreement is not and shall not be construed to create any contract of employment, express or implied. This Agreement does not in any way alter the “at-will” status of Employee’s employment with Employer meaning that either Employer or Employee may terminate the employment relationship at any time, for any reason or no reason (subject to the terms of this Agreement) and with or without advance notice

14. HEADINGS.

The captions and headings contained herein have been inserted for convenience or reference only and shall not affect the meaning or interpretation of this Agreement.

15. GOVERNING LAW AND CHOICE OF FORUM.

This Agreement shall be construed and enforced in accordance with the laws of the State of California and shall be enforced in the State or Federal Courts sitting in California.

[Employee]

TRICO BANCSHARES

TRI COUNTIES BANK

By:
Name:
Title:

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the payments set forth in the Change of Control Agreement (“Agreement”) between TRI COUNTIES BANK and TRICO BANCSHARES, on the one hand (collectively, “Employer”), and             (“Employee”), on the other, dated             , 20    , to which this form shall be deemed to be attached, Employee hereby agrees to the following General Release of All Claims (“Release”), effective as set forth herein.

1. General Release. Employee voluntarily and on behalf of Employee, Employee’s heirs, successors and assigns, hereby forever releases, discharges and holds harmless, Employer and its present and former parents, subsidiaries, affiliates and divisions, and each of their present and former officers, directors, employees, agents, investors, shareholders, owners, members, principals, administrators, affiliates, divisions, employee benefit plans and fiduciaries, attorneys, insurers, and each of their predecessors, successors and assigns (the “Released Parties”) from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that Employee had, has or may have against Employer and/or the Released Parties arising from any act, event or omission that has occurred up through the date on which Employee executes this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 and 1983 of the Civil Rights Act of 1866; Executive Order 11,246; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and California “mini-COBRA”; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act (“WARN”) and Cal WARN; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the California Family Rights Act; the California Fair Employment and Housing Act; the California Labor Code including Section 132a; the California Constitution; any California Wage Order; the California Private Attorney General Act of 2004; the California Confidentiality of Medical Information Act; the California Business & Professions and Government Codes; claims under any other federal, state or local law, regulation or common law, including but not limited to claims relating to wrongful or constructive termination, harassment, failure to prevent harassment, discrimination, retaliation, and denial of accommodation; claims for personal and physical injury, medical loss, negligence, invasion of privacy, defamation, and intentional or negligent infliction of emotional distress; claims for breach of contract (whether oral, written, implied or express), interference with contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing; claims for violation of public policy, tort and fraud; claims arising under the Agreement, any employment contract, offer letter, retention agreement, severance agreement, or severance policy; claims for wages, bonuses, commissions, overtime, meal periods, equity, severance pay and damages; claims for penalties, costs, interest, and attorneys’ fees; and claims arising out of any wrongdoing whatsoever under any theory now or ever recognized. The foregoing releases do not include any claims or rights that cannot be released or waived as a matter of law or claims to enforce the payment obligations under the Agreement.

2. Release of Unknown Claims. Employee understands and agrees that by executing this Agreement and receiving the consideration for the releases given herein, this Release shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred on Employee by Section 1542 of the California Civil Code and further, he/she expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that Employee may hereafter discover claims, circumstances, events or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release or the Agreement which, if known or suspected at the time of executing this Release, may have materially affected this Release. Employee hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims, circumstances or facts.

[3. [USE FOR 40/OVER EMPLOYEES: Release of ADEA Claims. Employee acknowledges that Employee is hereby waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges that Employee is voluntarily and knowingly entering into this Release and understands that this ADEA release does not apply to any claims or rights under the ADEA that may arise after Employee executes this Release. Employee acknowledges that the consideration given for the release of the ADEA claims is in addition to anything of value to which he was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

a. Employee should consult with an attorney prior to executing this Release;

b. Employee has twenty-one (21) days within which to consider and execute this Release. If Employee signs this Release before the 21-day time period expires, Employee does so knowingly and voluntarily; and

c. Employee has seven (7) days following Employee’s execution of this Release to revoke Employee’s signature by notifying [INSERT name/title/contact information] of the revocation within the 7-day time period. This Release shall be effective on the eighth day after Employee executes and delivers it to Employer, assuming no revocation has been received by Employer as set forth herein. ]]

3. [4]. Covenant Not to Sue. Employee represents that Employee has not filed or initiated any claim of any type against Employer as of the date Employee executes this Release. Employee will not, on behalf of Employee, in cooperation or participation with any other person, firm, entity, corporation or governmental agency, or in any capacity whatsoever, institute, file, or in any manner voluntarily participate in, assist, or prosecute any claim, charge, grievance, complaint or action of any sort against Employer or the Released Parties. Nothing in this Release shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission’s or its state counterpart to enforce the law.

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4. [5]. Employee’s Representations. Employee acknowledges that: (a) as of the date Employee executes this Release, Employee has received from Employer all amounts, payments, compensation and benefits then due arising out of Employee’s employment with Employer; (b) Employee has not experienced a job-related illness, injury or occupational disease compensable under the California workers’ compensation system for which Employee has not already filed a claim; and (c) Employee has been provided with and/or has not been denied or retaliated against for requesting any leave under the Family and Medical Leave Act or the California Family Rights Act.

5. [6]. No Admissions. Nothing in this Release or the fact that the parties have signed this Release shall be construed as an admission by either party of any violation of any federal, state or local law or duty. Employee acknowledges that the Employer and the Released Parties disclaim any wrongdoing or liability to Employee whatsoever.

6. [7]. Governing Law. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

7. [8]. Severability/Waiver/Construction. Should any provision of this Release be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. The failure of either party to insist upon the performance of any of the terms in this Release, or the failure to prosecute any breach of any of the terms, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Release shall remain in full force and effect as if no such forbearance or failure of performance had occurred. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

8. [9]. Successors and Assigns. This Release shall be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Employer and the Released Parties and each of them and to their respective heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in this Release. Each of the Released Parties is an intended third-party beneficiary of this Release.

9. [10]. Entire Agreement/No Oral Modification/No Inducements. This Release constitutes the entire agreement between the parties concerning the subject matter herein and supersedes any and all other written or oral promises or representations about its subject matter. This Release can only be amended, in writing, signed by Employee and Employer. No promise or inducement has been made to Employee for entering into this Release except as expressly set forth herein.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have read this General Release of All Claims, fully understand it and freely, voluntarily and knowingly agree to its terms.

Dated this [        ] day of [            ], 201    .

[Employee Name]

AGREED AND ACCEPTED:

[COMPANY NAME]

By:
[Name]
[Title]

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